Exhibit 10.5

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of May 2, 2012, by and between Edgen Group Inc., a Delaware corporation (“Edgen”), and Bourland & Leverich Holdings LLC, a Delaware limited liability company (“Partnership”). Unless otherwise defined herein, capitalized terms have the meaning given to them in Article I hereof.

WHEREAS, on the date hereof, Edgen and Partnership have entered into that certain Exchange Agreement (the “Exchange Agreement”) pursuant to which Partnership will have the right, from time to time as provided in the Exchange Agreement, to exchange units of EDG Holdco LLC, a Delaware limited liability company (“EDG LLC”), together with shares of Class B common stock of Edgen (the “Class B Common Stock”), for, at Edgen’s election, shares of Class A common stock of Edgen (the “Class A Common Stock”) or cash in transactions intended to result in the recognition of gain (or loss) for U.S. federal income tax purposes by Partnership and the partners of Partnership;

WHEREAS, EDG LLC and each of its direct and indirect subsidiaries treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code for each Taxable Year in which any Taxable Exchange occurs, which election will result in an adjustment to Edgen’s share of the tax basis of the assets owned by EDG LLC as of the date of any such Taxable Exchange; and

WHEREAS, the income, gain, loss, expense and other Tax items of EDG LLC and Edgen will be affected by the Basis Adjustments and Imputed Interest;

WHEREAS, the parties to this Agreement agree that certain payments shall be made by Edgen to Partnership based on the reduction of Edgen’s liability for Covered Taxes arising from the Basis Adjustments and Imputed Interest; and

WHEREAS, conditioned upon the closing of the IPO, the parties desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

Definitions.  For purposes of this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of Edgen (i) appearing on Tax Returns of Edgen for such Covered Taxable Year or (ii) if applicable, determined in accordance with a Determination (including interest with respect thereto under applicable law).

“Advisory Firm” means PricewaterhouseCoopers LLP (and any successor firm) or such other accounting or law firm selected by Edgen that is recognized as being expert in Covered Tax matters.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information required under this Agreement to be provided by Edgen to Partnership (and all supporting schedules and work papers) were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided for in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to Partnership.

“Agreed Rate” means the highest interest rate applicable at the time under the senior revolving credit facilities of Edgen and its subsidiaries in effect at the time.

“Agreement” is defined in the preamble.

“Amended Tax Benefit Schedule” is defined in Section 2.03(b) of this Agreement.

 “B&L Supply” means Bourland & Leverich Supply Co. LLC, a Delaware limited liability company.

“Basis Adjustments” means the adjustments and changes to EDG LLC’s basis in its assets determined under (i) Sections 732 or 743(b) of the Code, (ii) Section 1012 of the Code (in situations described in Revenue Ruling 99-6, 1991-1 C.B. 432), and (iii) any other provision of Tax Law, including sections of U.S. state and local income, franchise or similar Tax Law comparable to the Code Sections in (i) or (ii), in each case as a result of (i) a Taxable Exchange, (ii) any payments made pursuant to this Agreement or (iii) any other similar exchange or payment resulting in an adjustment to EDG LLC’s basis in its assets.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York, New York.

“Change Notice” is defined in Section 3.03 of this Agreement.

“Class A Common Stock” is defined in the preamble.

“Class B Common Stock” is defined in the preamble.

“Closing Date” means the date on which the initial public offering of Edgen’s Class A Common Stock is completed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Covered Taxable Year” means any Taxable Year of Edgen ending after the Closing Date.

“Covered Taxes” means U.S. federal income Taxes and U.S. state and local income and franchise Taxes imposed on or based upon net income.  For the avoidance of doubt, Covered Taxes includes any franchise taxes imposed by the State of Texas.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local income or franchise Tax Law, as applicable, or any other event (including the execution of a Form 870-AD) that finally establishes the amount of any liability for Tax.

“Edgen” is defined in the preamble.

“EDG LLC” is defined in the preamble.

“Partnership” is defined in the preamble.

 “EMC” means Edgen Murray Corporation, a Nevada corporation.

“EMC Notes” is defined in Section 4.01 of this Agreement.

“Exchange Assets” means the assets owned, or treated for U.S. federal income Tax purposes (and corresponding state and local tax purposes) as being owned, by EDG LLC as of an applicable Exchange Date (and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, including, for the avoidance of doubt, goodwill, going-concern value or other similar intangible asset).

“Exchange Basis Schedule” is defined in Section 2.02(a) of this Agreement.

“Exchange Agreement” is defined in the preamble.

“Exchange Date” means the date on which any Taxable Exchange is effected.

“Expert” is defined in Section 5.04 of this Agreement.

 “Governmental Entity” means any federal, state, local or provincial government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“Hypothetical Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of Edgen that would appear on Tax Returns of Edgen for such Covered Taxable Year if such Tax Returns were prepared and filed using the same methods, elections, conventions and similar practices used on the Tax Returns of Edgen actually filed with a Taxing Authority for such Covered Taxable Year, but using the Hypothetical Tax Basis and excluding any deduction attributable to the Imputed Interest to determine the Tax.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of applicable U.S. state or local income or franchise Tax Law with respect to Edgen’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“IPO” means the initial public offering and sale of shares of Class A Common Stock, as contemplated by Company’s Registration Statement on Form S-1 (File No. 333-178790).

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month (or the first preceding LIBOR Business Day if such date is not a LIBOR Business Day), on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“LIBOR Business Day” means any day that is a Business Day and on which dealings in deposits in United States dollars are transacted in the London interbank market.

“Objection Period” is defined in Section 5.04 of this Agreement.

“Parties” means Partnership and Edgen.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Realized Tax Benefit” is defined in Section 2.03(c) of this Agreement.

“Realized Tax Detriment” is defined in Section 2.03(d) of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 5.04 of this Agreement.

“Sale Transaction” is defined in Section 6.04 of this Agreement.

“Senior Obligations” is defined in Section 4.01 of this Agreement.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03(a) of this Agreement.

“Taxable Exchange” is (i) an exchange pursuant to Section 2.1 of the Exchange Agreement, (ii) a transaction in which Partnership or its transferee exchanges Class B Common Stock together with units of EDG LLC for Class A Common Stock or cash, or (iii) a transaction in which Partnership is sold to or exchanged with Edgen or any of its affiliates, in the case of each of clauses (i)-(iv), treated as a transaction that results in the recognition of gain or loss under the Code.  For the avoidance of doubt, any reference to a single Taxable Exchange includes only that exchange.  For example, if there are multiple Taxable Exchanges on a particular date, each such Taxable Exchange would be a separate Taxable Exchange.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise Tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months) for which a Tax Return is made.

“Taxes” means (i) all forms of taxation or duties imposed, or required to be collected or withheld, including, without limitation, charges, together with any related interest, penalties or other additional amounts, (ii) liability for the payment of any amount of the type described in the preceding clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement (other than this Agreement) or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in the immediately preceding clauses (i) or (ii); and “Tax” means any of the Taxes.

“Tax Law” means the Code, the applicable Treasury Regulations under the Code (including temporary and proposed regulations), IRS revenue rulings, revenue procedures and other official announcements, applicable case law and comparable provisions of statutory, administrative and judicial law that apply to U.S. state and local income and franchise Taxes.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document regarding Covered Taxes filed or required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Tax Uncertainty Event” is defined in Section 3.03(b).

“Taxing Authority” means the IRS and any other state, local, foreign or other Governmental Entity responsible for the administration of Taxes.

ARTICLE II

Determination of Realized Tax Benefit or Realized Tax Detriment

SECTION 2.01.  Basis Adjustments Attributable to a Taxable Exchange.  Edgen and Partnership hereby agree that as a result of each Taxable Exchange, Partnership shall recognize gain or loss for U.S. federal income Tax purposes on the Exchange Date under the Code in an amount equal to the difference of (i) the sum of (A) the fair market value of any shares of Class A Common Stock or other property (other than cash) received by Partnership in such Taxable Exchange, (B) any cash received by Partnership in such Taxable Exchange and (C) any amount required to be treated as an amount realized under Tax Law in such Taxable Exchange and (ii) Partnership’s tax basis in its interests in EDG LLC so exchanged.  For purposes of this Agreement, Edgen and Partnership hereby agree that the fair market value of the Class A Common Stock received in a Taxable Exchange shall be the Purchase Price (as defined in the Exchange Agreement) that would have been payable in such Taxable Exchange if the Company had elected the Cash Payment Election (as defined in the Exchange Agreement) for such Taxable Exchange.  Edgen and Partnership further agree for all purposes of this Agreement that Edgen’s share of the basis in the Exchange Assets shall be increased by the net positive Basis Adjustments immediately after each Taxable Exchange and immediately after any payment made by Edgen pursuant to this Agreement.  Edgen and Partnership will treat Taxable Exchanges with EDG LLC as sales of units of EDG LLC to Edgen for all Tax purposes.  Edgen and Partnership will treat Basis Adjustments occurring as a result of a Taxable Exchange as arising entirely on the Exchange Date unless there is a Determination to the contrary.

SECTION 2.02.  (a)  Exchange Basis Schedule.  Within the earlier of (i) 180 calendar days after the end of a Covered Taxable Year in which any Taxable Exchange has been effected or (ii) 30 calendar days after filing the Federal Income Tax Return of Edgen for a Covered Taxable Year in which any Taxable Exchange has been effected, Edgen shall deliver to Partnership a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for Federal Income Tax purposes, (i) the tax basis of the Exchange Assets immediately prior to each Taxable Exchange attributable to Partnership’s interests of EDG LLC exchanged, (ii) the Basis Adjustments with respect to the Exchange Assets as a result of each Taxable Exchange effected in such Covered Taxable Year, and (iii) the period or periods, if any, over which the Exchange Assets attributable to each Taxable Exchange are amortizable or depreciable.  If the Advisory Firm determines that it is professionally responsible to engage a valuation or other expert to assist them in preparing the Exchange Basis Schedule, it may do so.  At the time Edgen delivers the Exchange Basis Schedule to Partnership, it shall (x) deliver to Partnership work papers providing reasonable detail regarding the preparation of the Exchange Basis Schedule and an Advisory Firm Letter supporting such Exchange Basis Schedule and (y) allow Partnership reasonable access to the appropriate representatives at Edgen and its Subsidiaries, EDG LLC, and the Advisory Firm in connection with its review of such schedule.  The Exchange Basis Schedule shall become final and binding on the parties unless Partnership, within 30 calendar days after receiving such Exchange Basis Schedule, provides Edgen with notice of an objection or objections to such Exchange Basis Schedule made in good faith.  If Edgen and Partnership, after negotiating in good faith, are unable to resolve the issues raised in such notice within 60 calendar days after delivery of such Exchange Basis Schedule, Edgen and Partnership shall employ the Reconciliation Procedures.

(b)           Amended Exchange Basis Schedule.  The Exchange Basis Schedule shall be amended from time to time by Edgen (i) in connection with a Determination, (ii) to correct inaccuracies to the original Exchange Basis Schedule as determined by Partnership or Edgen or (iii) to comply with the Expert’s determination under the Reconciliation Procedures.  At the time Edgen delivers such amended Exchange Basis Schedule to Partnership it shall (x) deliver to Partnership work papers providing reasonable detail regarding the preparation of the amended Exchange Basis Schedule and an Advisory Firm Letter supporting and explaining the reason or reasons for such amended Exchange Basis Schedule and (y) allow Partnership reasonable access to the appropriate representatives at Edgen and its Subsidiaries, EDG LLC, and the Advisory Firm in connection with its review of such schedule.  The amended Exchange Basis Schedule shall become final and binding on the parties unless Partnership, within 30 calendar days after receiving such amended Exchange Basis Schedule, provides Edgen with notice of an objection to such amended Exchange Basis Schedule made in good faith, except that Partnership shall not be permitted to object to any amendment to an Exchange Basis Schedule resulting from clause (iii) of this Section 2.02(b) other than for mathematical or computational errors.  If Edgen and Partnership, after negotiating in good faith, are unable to resolve the issues raised in such notice within 60 calendar days after delivery of such amended Exchange Basis Schedule, Edgen and Partnership shall employ the Reconciliation Procedures.

SECTION 2.03.  (a)  Tax Benefit Schedule.  After every Covered Taxable Year, within 30 calendar days after filing the last material Tax Return of Edgen with respect to such Covered Taxable Year, but no later than 60 days after the filing of IRS form 1065, U.S. Return of Partnership Income for EDG LLC for such Covered Taxable Year, Edgen shall, in reasonable detail, provide to Partnership a schedule showing the calculation of Edgen’s Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to all Taxable Exchanges during such Covered Taxable Year and all other prior Covered Taxable Years, the amounts attributable to each separate Taxable Exchange and payments made under this Agreement and deductions attributable to Imputed Interest (the “Tax Benefit Schedule”).  At the time Edgen delivers the Tax Benefit Schedule to Partnership it shall (i) deliver to Partnership work papers providing reasonable detail regarding the preparation of the Tax Benefit Schedule and an Advisory Firm Letter supporting such Tax Benefit Schedule and (ii) allow Partnership reasonable access to the appropriate representatives at Edgen and its Subsidiaries, EDG LLC, and the Advisory Firm in connection with its review of such schedules.  The Tax Benefit Schedule shall become final and binding on the parties unless Partnership, within 30 calendar days after receiving such Tax Benefit Schedules, provides Edgen with notice of an objection or objections to such Tax Benefit Schedules made in good faith.  If Edgen and Partnership, after negotiating in good faith, are unable to resolve the issues raised in such notice within 60 calendar days after delivery of such Tax Benefit Schedules, Edgen and Partnership shall employ the Reconciliation Procedures.

(b)           Amended Tax Benefit Schedule.  A Tax Benefit Schedule for any Covered Taxable Year shall be amended from time to time by Edgen (i) in connection with a Determination affecting such Tax Benefit Schedule, (ii) to correct inaccuracies in the original Tax Benefit Schedule, (iii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Covered Taxable Year, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment attributable to a Taxable Exchange for such Covered Taxable Year following an amended tax return filed for such Covered Taxable Year (provided, however, that a change attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Tax Benefit Schedule unless and until there has been a Determination with respect to such change) or (v) to comply with the Expert’s determination under the Reconciliation Procedures.  At the time Edgen delivers such an amended Tax Benefit Schedule pursuant to this Section 2.03(b) (an “Amended Tax Benefit Schedule”) to Partnership it shall (x) deliver to Partnership work papers providing reasonable detail regarding the preparation of the Amended Tax Benefit Schedule and an Advisory Firm Letter supporting and explaining the reason or reasons for such Amended Tax Benefit Schedule and (y) allow Partnership reasonable access to the appropriate representatives at Edgen and its Subsidiaries, EDG LLC, and the Advisory Firm in connection with its review of such schedule.  Such Amended Tax Benefit Schedule shall become final and binding on the parties unless Partnership, within 30 calendar days after receiving such Amended Tax Benefit Schedule, provides Edgen with notice of an objection or objections to such Amended Tax Benefit Schedule made in good faith except that the Partnership shall not be permitted to object to any amendment to a Tax Benefit Schedule resulting from clause (iii) of this Section 2.03(b) other than for mathematical or computational errors.  If Edgen and the Partnership, after negotiating in good faith, are unable to resolve the issues raised in such notice within 60 calendar days after delivery of such Amended Tax Benefit Schedule, Edgen and Partnership shall employ the Reconciliation Procedures.

(c)           Realized Tax Benefit.  If for any Covered Taxable Year, the Hypothetical Tax Liability is greater than the Actual Tax Liability for such Covered Taxable Year, the Realized Tax Benefit for a Covered Taxable Year shall be calculated by subtracting the Actual Tax Liability for such Covered Taxable Year from the Hypothetical Tax Liability for such Covered Taxable Year.

(d)           Realized Tax Detriment.  If for any Covered Taxable Year, the Hypothetical Tax Liability is less than the Actual Tax Liability for such Covered Taxable Year, the Realized Tax Detriment for a Covered Taxable Year shall be calculated by subtracting the Hypothetical Tax Liability for such Covered Taxable Year from the Actual Tax Liability for such Covered Taxable Year.

(e)           Applicable Principles.  To the extent any amount of the Actual Tax Liability for any Covered Taxable Year is increased or proposed to be increased as a result of an audit by a Taxing Authority of any Covered Taxable Year, the Actual Tax Liability shall not reflect such increase in determining the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year unless and until there has been a Determination (or amendment of a Tax Benefit Schedule pursuant to Section 2.03(b) of this Agreement), at which time the liability for Covered Taxes (including interest with respect thereto under applicable law) for such Covered Taxable Year in accordance with such Determination (or amendment of a Tax Benefit Schedule pursuant to Section 2.03(b) of this Agreement) shall be the amount of Actual Tax Liability for such Covered Taxable Year included in determining the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year.  Realized Tax Benefit and Realized Tax Detriment for any Covered Taxable Year are intended to reflect the decrease or increase in the Actual Tax Liability for such Covered Taxable Year attributable to Basis Adjustments and Imputed Interest, determined using a “with and without” methodology.  Carryovers or carrybacks of any Tax item attributable to Basis Adjustments or Imputed Interest (determined using such “with and without” methodology) shall be considered to be subject to the Tax Law governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any Tax item includes a portion that is attributable to Basis Adjustments or Imputed Interest and another portion that is not, such portions shall be considered to be used or applied in the order provided under applicable Tax Law using such “with and without” methodology or, if applicable Tax Law does not specify the order in which the applicable Tax attributes are to be used or applied, then in proportion to the amount of each type of Tax attribute.  When there has been one or more Taxable Exchanges that affect the Realized Tax Benefit or Realized Tax Detriment for any Covered Taxable Year, the resulting decrease in the Actual Tax liability attributable to each Taxable Exchange shall be determined on a pro rata basis proportionate to the amount of deductions attributable to each Taxable Exchange divided by the amount of deductions attributable to all such Taxable Exchanges.

ARTICLE III

Tax Benefit Payments

SECTION 3.01.  Payments.  (a) Except as provided in Section 3.03, within three Business Days of the delivery of the Tax Benefit Schedule to Partnership for any Covered Taxable Year, Edgen shall pay to Partnership the Tax Benefit Payment for such Covered Taxable Year.  Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account designated by Partnership to Edgen.

(b)           The “Tax Benefit Payment” for any Covered Taxable Year shall equal (x) 85% of the sum of (i) the Realized Tax Benefit, if any, for such Covered Taxable Year plus (ii) the excess, if any, of the Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for each previous Covered Taxable Year over the Realized Tax Benefit reflected on the Tax Benefit Schedule for each such previous Covered Taxable Year less (iii) the excess, if any, of the Realized Tax Detriment reflected on an Amended Tax Benefit Schedule for each previous Covered Taxable Year over the Realized Tax Detriment reflected on the Tax Benefit Schedule for each such previous Covered Taxable Year, plus (y) interest on the amount determined in clause (x) at the Agreed Rate from August 15 of the year following the Covered Taxable Year to which the amounts in subclause (i) or subclause (ii) relate to the date of payment.  A Tax Benefit Payment shall not be less than zero.  The amounts in clauses (x)(ii) and (x)(iii) shall only be included to the extent such amounts have not been taken into account in determining a Tax Benefit Payment for a prior Covered Taxable Year.

SECTION 3.02.  No Duplicative Payment.  No duplicative payment of any Tax Benefit Payment (including interest) shall be required under this Agreement.

SECTION 3.03.  Tax Uncertainty Escrow.

(a)           If Edgen, its Subsidiaries or EDG LLC receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Taxing Authority with respect to the Tax treatment of any Taxable Exchange or the amount of the Tax liability for Covered Taxes in any Covered Taxable Year (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit (or the increase in the amount of Realized Tax Detriment) with respect to a Covered Taxable Year preceding the Taxable Year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments Edgen would be required to pay to Partnership with respect to Covered Taxable Years after and including the Taxable Year in which the Change Notice is received, prompt written notice shall be given to Partnership.

(b)           If Edgen receives a Change Notice and the Advisory Firm or another law firm or accounting firm which is nationally recognized to have expertise regarding Covered Taxes concludes that there is substantial uncertainty regarding an amount of the Realized Tax Benefit for a Covered Taxable Year (a “Tax Uncertainty Event”), Edgen may elect to deposit in escrow with an escrow agent reasonably acceptable to Partnership up to 100% of the portion of the payment that would otherwise have made pursuant to Section 3.01 of this Agreement that is attributable to the amount of the Realized Tax Benefit to which such Tax Uncertainty Event relates.  Such amount shall be held in escrow until such Tax Uncertainty Event has been resolved, either (i) as a result of delivery of an opinion from a law firm or accounting firm that is nationally recognized as expert in Covered Taxes matters that no such Tax Uncertainty Event exists, (ii) due to a Determination or (iii) because the statute of limitations with respect to Edgen’s Tax Return for such Covered Year has expired without any challenge to the Realized Tax Benefit.  As soon as practicable after which resolution, amounts in escrow shall be paid to the Person or Persons determined to be entitled to such amounts so that the escrow, and all accrued interest, shall, for example, be paid to Partnership if it is determined that Edgen was entitled to all of the originally determined Realized Tax Benefit, or, if Edgen is entitled to only a portion of the originally determined Realized Tax Benefit, the amount of the escrow shall be paid so that Partnership shall receive the payment it would be entitled to receive under Section 3.01 of this Agreement, along with a proportionate amount of the interest, and the balance, including the remaining interest, in escrow shall be paid to Edgen.

SECTION 3.04.  No Obligation of Partnership to Make Payments.  For the avoidance of doubt, Partnership has no obligation to refund any payment made to it by Edgen pursuant to this Agreement or otherwise make any payment to Edgen under this Agreement.

ARTICLE IV

Payment Deferral and Late Payments

SECTION 4.01.  Payment Deferral.  Notwithstanding any other provision of this Agreement to the contrary, Edgen shall not be required to make any Tax Benefit Payment if and to the extent the restrictions under the Senior Obligations prohibit the direct or indirect subsidiaries of Edgen from making a distribution or dividend sufficient to provide Edgen with the funds to make such payment.  Any payments otherwise owed hereunder which are not made due to the immediately preceding sentence shall not be cancelled but rather accrue and bear interest at the Agreed Rate, and shall be payable by Edgen promptly when, and to the extent, that the restrictions under the Senior Obligations no longer prohibit the direct or indirect subsidiaries of Edgen from making a distribution or dividend sufficient to provide Edgen with the funds to make such payment. The term “Senior Obligations” shall mean the obligations existing under the Credit Agreement, dated as of August 19, 2010, by and among B&L Supply, Partnership, the Guarantors party thereto, the Lenders party thereto, Regions Bank, RBS Business Capital and Jefferies Finance LLC; the Credit Agreement, dated as of May 11, 2007, by and among EMC, Edgen Murray Canada, Inc. and Edgen Murray Europe Limited, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., JPMorgan Chase Bank N.A., Toronto Branch and J.P. Morgan Europe Limited, as amended from time to time; and the Indenture, dated December 23, 2009, among EMC, EM II LP, the other Guarantors as defined therein and The Bank of New York Mellon Trust Company, National Association, each as in effect as of the date hereof or as subsequently amended but only to the extent such subsequent amendment increases the ability of subsidiaries to pay dividends and distributions to Edgen.

SECTION 4.02.  Late Payments by Edgen.  The amount of any payment not made by any party when due under the terms of this Agreement shall bear interest, computed at the Agreed Rate and commencing from the date such payment is due until the date payment is made.

ARTICLE V

Tax Matters; Consistency; Cooperation; Reconciliation; Withholding

SECTION 5.01.   Participation of the Partnership in Edgen Tax Matters.  Except as otherwise provided herein, Edgen shall have responsibility for, and discretion over, all Tax matters concerning Edgen and EDG LLC, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.  Notwithstanding the foregoing, Edgen shall notify Partnership, and keep Partnership reasonably informed with respect to, and Partnership shall have the right to participate in and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of Edgen by a Taxing Authority the outcome of which is reasonably expected to affect Partnership’s rights under this Agreement.  Edgen shall provide to Partnership reasonable opportunity to provide information and other input to Edgen and its advisors concerning the conduct of any such portion of such audits.  Edgen shall not settle or otherwise resolve any audit or other challenge by a Taxing Authority relating to the Basis Adjustments or the deduction of Imputed Interest or otherwise affecting the amount of a Realized Tax Benefit or Realized Tax Detriment without the consent of Partnership, which consent Partnership shall not unreasonably withhold, condition or delay.  If Edgen and Partnership, after negotiating in good faith, are unable to resolve whether such consent is being unreasonably withheld, conditioned or delayed, Edgen and Partnership shall employ the Reconciliation Procedures.

SECTION 5.02.  Consistency.  Unless there is a Determination to the contrary, Partnership and Edgen agree to report, and Edgen agrees to cause its subsidiaries and EDG LLC to report, for all U.S. federal, state and local income and franchise Tax purposes all Tax–related items relating to this Agreement (including without limitation the Basis Adjustments, Imputed Interest and each Tax Benefit Payment) in a manner consistent with the Tax Benefit Schedules, the Amended Tax Benefit Schedules and the terms of this Agreement.  In the event that an Advisory Firm is replaced with another firm, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law or unless Edgen and Partnership agree to the use of other procedures and methodologies.

SECTION 5.03.  Cooperation.  Partnership and Edgen shall each (a) furnish in a timely manner such non-privileged information, documents and other materials as the other Party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make its employees reasonably available to the other Party and its representatives to provide explanations of documents and materials and such other information as requesting Party or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate with the other Party in connection with any such matter.  Edgen shall cause its Subsidiaries and EDG LLC similarly to cooperate with Partnership and to furnish non-privileged information, documents and other materials in response to Partnership’s reasonable requests as provided in this Section 5.03.  In addition, Edgen and EDG LLC shall cause any subsidiary (including any subsidiaries acquired after the date hereof) of EDG LLC treated as a partnership for U.S. federal income Tax purposes to make an election under Section 754 of the Code for each Taxable Year in which any Taxable Exchange occurs.

SECTION 5.04.  Reconciliation.  In the event that Edgen and Partnership are unable to resolve a disagreement within the relevant period designated in this Agreement (the “Objection Period”), the matter shall be submitted for determination to an accounting firm or a law firm (other than the Advisory Firm), that is nationally recognized as having expertise with respect to the matter or matters in dispute which firm is acceptable to Edgen and Partnership (the “Expert”).  If Edgen and Partnership are unable to agree upon the selection of the Expert prior to the conclusion of the applicable Objection Period, either Edgen or Partnership may request the American Arbitration Association to appoint, within twenty (20) calendar days from the date of such request, an accounting firm or law firm that is nationally recognized as having expertise with respect to the matter or matters in dispute.  If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due (including extensions), such payment shall be due on the date prescribed by this Agreement and such Tax Return shall be filed as prepared by Edgen by such due date, subject to adjustment or amendment upon resolution.  The determinations of the Expert pursuant to this Section 5.04 shall be binding on Edgen and its subsidiaries (and Edgen shall cause EDG LLC to honor them) and Partnership.  In the event that this reconciliation provision is utilized, the fees of the accounting or law firm selected in accordance with this Section 5.04 shall be paid in inverse proportion to the manner in which the dispute is resolved as determined by the by the firm retained pursuant to this Section 5.04.

SECTION 5.05.  Withholding.  Edgen shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Edgen is required to deduct and withhold with respect to the making of such payment under applicable Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Edgen with respect to Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Partnership.  Partnership shall provide to Edgen upon reasonable request forms or documents requested to permit payment of any amounts without a withholding Tax or withholding at a reduced rate of Tax or to determine the appropriate rate of withholding.

ARTICLE VI

General Provisions

SECTION 6.01.  Amendment.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in a writing specifically referring to this Agreement and signed by each of Partnership and Edgen.  No failure or delay in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

SECTION 6.02.  Addresses and Notices.  Except as otherwise expressly provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be personally delivered or sent by overnight delivery by reputable delivery service or courier, or by facsimile (confirmed with a copy sent by one of the aforementioned methods), to the intended Party at the address or facsimile number of such Party set forth below or at such other address or facsimile number as shall be designated by such Party in a written notice to the other Party hereto. All such notices, requests, claims, demands and other communications shall be deemed to have been delivered and received (i) when delivered personally to the recipient, (ii) upon transmission by facsimile if received during normal business hours of the recipient and, if not, the next Business Day after transmission, as evidenced by confirmation of transmission from the sender’s facsimile machine or (iii) on the date of delivery set forth in the applicable proof of delivery if sent by reputable delivery service or courier.

If to Edgen, to:

18444 Highland Road
Baton Rouge, Louisiana 70809
Attention: President Attention: Chief Executive Officer
Facsimile No.:  (225) 756-7953

If to Partnership, to:

Bourland & Leverich Holdings LLC
520 Madison Avenue, 10th Floor
New York, New York 10022
Attention: Nicholas Daraviras
Facsimile No.:  (212) 284-1717

SECTION 6.03.  Further Action.  Each Party agrees to execute and deliver all such documents and take or refrain from taking all such actions as may be reasonably requested by the other Party in furtherance of the purposes of this Agreement.

SECTION 6.04.  Binding Nature; Successors and Assigns; Appointment of Representative.

(a)           This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and executors, administrators and heirs. Edgen may not assign, delegate, transfer or otherwise dispose of any of its rights or obligations under this Agreement in whole or in part without, in each case, obtaining the prior written consent of Partnership (which consent may be withheld in the sole discretion of Partnership).  Partnership may from time to time assign, delegate, transfer or otherwise dispose of any of its rights or obligations under this Agreement in whole or in part to any one or more Persons without consent.  By way of example only and without limitation, Partnership may from time to time (i) assign, delegate, transfer or otherwise dispose of its right to receive Tax Benefit Payments to its limited partners, (ii) distribute amounts received by Partnership in respect of Tax Benefit Payments to its limited partners, (ii) appoint a representative to act on Partnership’s or its limited partners’ behalves with respect to matters arising out of or related to this Agreement, including Article V hereof, or (iii) assign, delegate, transfer or otherwise dispose of its right to initiate any Taxable Exchange to one or more Persons.  If Partnership makes any such assignment, delegation, transfer or other disposition, it shall have the right to specify the extent thereof and any terms or conditions applicable thereto, including limitations on transfer, assignment or exercise of rights under this Agreement and assignment of rights as to payment but reservation as to other rights.  Each Party agrees that Partnership shall have the right to appoint a representative to perform any of the rights or obligations of Partnership under this Agreement or designate a process for appointing and removing such a representative. Edgen shall not be required to recognize any purported assignee, delegatee or transferee as such unless such purported assignee, delegatee or transferee provides Edgen with evidence reasonably satisfactory to Edgen of the assignment, delegation or transfer to such purported assignee, delegatee or transferee.

(b)           Edgen agrees not to consummate a merger, consolidation or sale or other disposition (whether by asset sale, equity sale, statutory division, merger or otherwise, and whether in one or more transactions) of all or substantially all of its assets (a “Sale Transaction”) without first delivering to Partnership a written agreement of the surviving, resulting, successor or transferee Person that such Person shall be bound by the terms of this Agreement and that provides that Partnership is an intended third-party beneficiary of such agreement.  If Edgen delivers such an agreement, then, notwithstanding the first sentence of this Section 6.04, it shall be permitted to consummate the applicable Sale Transaction.

(c)           A reference to any party to this Agreement or another agreement or document includes the party’s successors and permitted assigns.

(d)           Any purported assignment, delegation, transfer or other disposition in violation of this Section 6.04 shall be void and unenforceable ab initio.

SECTION 6.05.  No Third Party Beneficiaries.  Except as expressly set forth in Section 6.04, nothing in this Agreement, express or implied, is intended to or shall confer upon anyone other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 6.06.  Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)           Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

(b)           Any headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c)           All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.

(d)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(e)           The word “including” shall mean including without limitation.

(f)           The word “or” will have the inclusive meaning represented by the phrase “and/or”.

(g)           No presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(h)           The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

SECTION 6.07.  Severability. If any provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law: (i) the other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally and equitably construed in order to carry out as nearly as possible the purpose and intent of this Agreement; (ii) the illegality, invalidity or unenforceability of any such provision in such jurisdiction will not affect the legality, validity or enforceability of such provision in any other jurisdiction; and (iii) in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible so as to be enforceable to the maximum extent compatible with applicable law.

SECTION 6.08.  Integration.  This Agreement, together with the Exchange Agreement, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

SECTION 6.09.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal law of the State of Delaware applicable to contracts entered into and to be performed entirely within the State of Delaware by citizens of the State of Delaware, without giving effect to conflicts of laws provisions or any other principles or rules that would require or permit the application of the laws of any other jurisdiction.

SECTION 6.10.  Submission to Jurisdiction; Waiver of Jury Trial. (a) To the fullest extent permitted by applicable law, each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court is unavailable, any state or federal court located in Wilmington, Delaware, as well as to the appellate jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit, proceeding or claim arising out of or relating to this Agreement or the transactions contemplated hereby, including the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement, (ii) agrees that all claims in respect of any such action, suit, proceeding or claim shall be brought, heard and determined exclusively in such courts, (iii) agrees that such for a have a reasonable relation to this Agreement, and to the relationship of the Parties with one another; (iv) waives and agrees not to assert any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Agreement or the transactions contemplated hereby in any such court, (v) consents to the service of any and all process in any such action, suit, proceeding or claim by the mailing of copies of such process to such Person at its address specified herein or in any other manner permitted by applicable law, (vi) waives to the fullest extent permitted by applicable law any and all rights to a trial by jury in connection with any such action, suit, proceeding or claim, (vii) agrees that a final judgment in any such action, suit, proceeding or claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (viii) agrees that performance under this Agreement shall continue if reasonably possible during any such action, suit, proceeding or claim.

SECTION 6.11.  Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission will be as effective as physical delivery of a manually executed counterpart hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

EDGEN GROUP INC.

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Executive Vice President, Chief Financial Officer and Secretary

BOURLAND & LEVERICH HOLDINGS LLC

By:	/s/ Robert F. Dvorak
Name: Robert F. Dvorak
Title: President and Chief Executive Officer